CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To: Salient 3 Communications, Inc.:

As independent public accountants, we consent to the incorporation by reference in this Registration Statement our report dated January 26, 1998, included in Salient 3 Communications, Inc. Form 10-K for the year ended January 2, 1998 and to all references to our firm included in this Registration Statement.


ARTHUR ANDERSEN LLP

Philadelphia, Pa.
June 3, 1998